Exhibit 99.1

Assured Guaranty Municipal Corp.

Condensed Consolidated Financial Statements

(Unaudited)

September 30, 2019

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in millions except par value and share amounts)

	As of September 30, 2019	As of December 31, 2018
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $4,644 and $5,310)	$4,824	$5,342
Short-term investments, at fair value	641	319
Surplus note from affiliate	300	300
Other invested assets	34	31
Total investment portfolio	5,799	5,992
Cash	98	53
Premiums receivable	658	698
Ceded unearned premium reserve	700	714
Reinsurance recoverable on unpaid losses	179	179
Salvage and subrogation recoverable	487	311
Financial guaranty variable interest entities’ assets, at fair value	418	467
Other assets	216	234
Total assets	$8,555	$8,648
Liabilities and shareholder's equity
Unearned premium reserve	$2,569	$2,634
Loss and loss adjustment expense reserve	596	770
Reinsurance balances payable, net	223	196
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	339	409
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	103	101
Other liabilities	390	324
Total liabilities	4,220	4,434
Commitments and contingencies (see Note 11)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($92,025 par value, 163 shares authorized, issued and outstanding)	15	15
Additional paid-in capital	702	702
Retained earnings	3,335	3,308
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $32 and $2	79	(37)
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	4,131	3,988
Noncontrolling interest	204	226
Total shareholder's equity	4,335	4,214
Total liabilities and shareholder's equity	$8,555	$8,648

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Net earned premiums	$64	$77	$188	$234
Net investment income	45	52	145	154
Net realized investment gains (losses):
Other-than-temporary impairment losses	(12)	(7)	(28)	(19)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	—	1	3	(2)
Net impairment loss	(12)	(8)	(31)	(17)
Other net realized investment gains (losses)	23	2	34	10
Net realized investment gains (losses)	11	(6)	3	(7)
Fair value gains (losses) on financial guaranty variable interest entities	3	3	33	7
Foreign exchange gain (loss) on remeasurement	(17)	(7)	(20)	(19)
Other income (loss)	(7)	4	9	(13)
Total revenues	99	123	358	356
Expenses
Loss and loss adjustment expenses	(9)	—	(26)	36
Other expenses	33	28	97	90
Total expenses	24	28	71	126
Income (loss) before income taxes and equity in net earnings of investees	75	95	287	230
Equity in net earnings of investees	1	(1)	2	1
Income (loss) before income taxes	76	94	289	231
Provision (benefit) for income taxes	19	4	61	17
Net income (loss)	57	90	228	214
Less: Noncontrolling interest	5	6	14	19
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$52	$84	$214	$195

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$57	$90	$228	$214
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $2, $(8), $28 and $(29)	—	(37)	112	(135)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(1), $1, $1 and $1	(5)	1	5	3
Change in net unrealized gains (losses) on investments	(5)	(36)	117	(132)
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse resulting from a change in the instrument-specific credit risk, net of tax	1	(2)	4	(1)
Change in cumulative translation adjustment, net of tax provision (benefit) of $-, $(1), $- and $(1)	—	(2)	—	(6)
Other comprehensive income (loss)	(4)	(40)	121	(139)
Comprehensive income (loss)	53	50	349	75
Less: Comprehensive income (loss) attributable to noncontrolling interest	5	5	19	14
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$48	$45	$330	$61

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited)
(dollars in millions, except share data)

For the Three Months Ended September 30, 2019

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at June 30, 2019	163	$15	$702	$3,392	$83	$4,192	$199	$4,391
Net income	—	—	—	52	—	52	5	57
Dividends	—	—	—	(109)	—	(109)	—	(109)
Other comprehensive loss	—	—	—	—	(4)	(4)	—	(4)
Balance at September 30, 2019	163	$15	$702	$3,335	$79	$4,131	$204	$4,335

For the Three Months Ended September 30, 2018

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at June 30, 2018	163	$15	$702	$3,264	$(4)	$3,977	$219	$4,196
Net income	—	—	—	84	—	84	6	90
Dividends	—	—	—	(58)	—	(58)	(5)	(63)
Other comprehensive loss	—	—	—	—	(39)	(39)	(1)	(40)
Balance at September 30, 2018	163	$15	$702	$3,290	$(43)	$3,964	$219	$4,183

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Shareholder's Equity (unaudited) (continued)
(dollars in millions, except share data)

For the Nine Months Ended September 30, 2019

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2018	163	$15	$702	$3,308	$(37)	$3,988	$226	$4,214
Net income	—	—	—	214	—	214	14	228
Dividends	—	—	—	(187)	—	(187)	(31)	(218)
Other comprehensive income	—	—	—	—	116	116	5	121
Return of capital	—	—	—	—	—	—	(10)	(10)
Balance at September 30, 2019	163	$15	$702	$3,335	$79	$4,131	$204	$4,335

For the Nine Months Ended September 30, 2018

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2017	163	$15	$702	$3,199	$118	$4,034	$216	$4,250
Net income	—	—	—	195	—	195	19	214
Dividends	—	—	—	(131)	—	(131)	(11)	(142)
Other comprehensive loss	—	—	—	—	(134)	(134)	(5)	(139)
Effect of adoption of ASU 2016-01 (see Note 12)	—	—	—	27	(27)	—	—	—
Balance at September 30, 2018	163	$15	$702	$3,290	$(43)	$3,964	$219	$4,183

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in millions)

	Nine Months Ended September 30,
	2019	2018
Net cash flows provided by (used in) operating activities	$(242)	$52
Investing activities
Fixed-maturity securities:
Purchases	(360)	(863)
Sales	841	396
Maturities and paydowns	324	518
Short-term investments with original maturities of over three months:
Purchases	(205)	(142)
Sales	2	1
Maturities and paydowns	184	134
Net sales (purchases) of short-term investments with original maturities of less than three months	(302)	68
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	55	71
Net proceeds from sales of financial guaranty variable interest entities’ assets	51	—
Proceeds from sales of other invested assets	35	—
Other	(7)	1
Net cash flows provided by (used in) investing activities	618	184
Financing activities
Dividends paid to Assured Guaranty Municipal Holdings Inc.	(187)	(131)
Dividends paid to Assured Guaranty Corp.	(31)	(11)
Return of capital to Assured Guaranty Corp.	(10)	—
Repayment of notes payable	(1)	(1)
Net paydowns of financial guaranty variable interest entities' liabilities	(100)	(71)
Net cash flows provided by (used in) financing activities	(329)	(214)
Effect of foreign exchange rate changes	(2)	(2)
Increase (decrease) in cash and restricted cash	45	20
Cash and restricted cash at beginning of period (see Note 7)	53	36
Cash and restricted cash at end of period (see Note 7)	$98	$56
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$(4)	$(7)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2019

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect, wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. (MAC) each markets its financial guaranty insurance directly to issuers and underwriters of, and investors in, public finance securities. In addition, AGM's direct subsidiary, Assured Guaranty (Europe) plc (AGE, formerly Assured Guaranty (Europe) Ltd.), provides financial guaranties for the international public finance (including infrastructure) market and the asset-backed and other structured finance market. AGM provides reinsurance and second-to-pay financial guaranties on financial guaranties provided by AGE for the international public finance (including infrastructure) market. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Western Europe, Canada and Australia.

Basis of Presentation

The unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim condensed consolidated financial statements are as of September 30, 2019 and cover the three-month period ended September 30, 2019 (Third Quarter 2019), the three-month period ended September 30, 2018 (Third Quarter 2018), the nine-month period ended September 30, 2019 (Nine Months 2019) and the nine-month period ended September 30, 2018 (Nine Months 2018). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. The presentation of cash flow amounts related to short-term investments was changed during the fourth quarter of 2018 to reflect cash flows on a gross, rather than a net, basis. The presentation of equity in net earnings of investees was changed in 2019 to reclassify amounts previously reported in net investment income, to a separate line item on the condensed consolidated statements of operations. Certain other prior year balances have been reclassified to conform to the current year's presentation.

The unaudited interim condensed consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries and its consolidated financial guaranty variable interest entities (FG VIEs). Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the annual financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 19, 2019, filed with the U.S. Securities and Exchange Commission (SEC).

AGM owns 100% of AGE, which was organized in the U.K., 100% of Assured Guaranty (Europe) SA, which was organized in France, and 60.7% of Municipal Assurance Holdings Inc. (MAC Holdings), which was incorporated in Delaware. AGM's affiliate, Assured Guaranty Corp. (AGC), owns the remaining 39.3% of MAC Holdings. MAC Holdings owns 100% of MAC, which is domiciled in New York.

On November 7, 2018, the Company combined the operations of its European subsidiaries: AGE, Assured Guaranty (UK) plc (AGUK), Assured Guaranty (London) plc (AGLN) and CIFG Europe S.A. (CIFGE) (the Combination). Under the Combination, AGUK, AGLN and CIFGE transferred their insurance portfolios to and merged with and into AGE.

Acquisition of BlueMountain

On October 1, 2019, Assured Guaranty US Holdings Inc. (AGUS) completed the acquisition of all of the outstanding equity interests in BlueMountain Capital Management, LLC (BlueMountain) and its associated entities, for a purchase price of approximately $160 million (BlueMountain Acquisition). As of the date of acquisition, BlueMountain managed $18.3 billion in assets across collateralized loan obligations (CLOs) and long-duration opportunity funds that build on its corporate credit, asset-backed finance and healthcare experience, as well as certain funds now subject to orderly wind-down. In addition, AGUS contributed $60 million of cash to BlueMountain at closing and intends to contribute an additional $30 million in cash within a year from closing. To fund the BlueMountain Acquisition and the related capital contributions, AGM, AGC and MAC made 10 year, 3.5% interest rate inter-company loans to AGUS totaling $250 million, of which AGM's, AGC's and MAC's loans were for $145 million, $87.5 million and $17.5 million, respectively.

In connection with the BlueMountain Acquisition, AGL, directly or indirectly through its subsidiaries, expects to invest $500 million in BlueMountain-managed funds, CLOs and separately-managed accounts. In furtherance thereof, AGM, AGC and MAC, together, formed a new subsidiary, AG Asset Strategies LLC (AGAS), which was capitalized with $500 million of cash on October 18, 2019, of which $275 million, $175 million and $50 million was contributed by AGM, AGC and MAC, respectively, in proportion to their ownership of 55%, 35% and 10%.

Adopted Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The Company adopted Topic 842 on January 1, 2019 using the optional transition method that allows the Company to initially apply the new requirements at the effective date, with no revision to prior periods. See Note 11, Commitments and Contingencies, for additional information.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities. This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This ASU was adopted on January 1, 2019, with no effect on the Company's condensed consolidated financial statements.

Future Application of Accounting Standards

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets (e.g., reinsurance recoverables, premium receivables and held-to-maturity debt securities) and off-balance sheet exposures (e.g., loan commitments). That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment. The allowance may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration, such as the Company's loss mitigation securities which requires the recognition of an initial allowance for credit losses. Under the new guidance, the amortized cost would be the purchase price plus the allowance at the acquisition date.

    The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and purchased financial assets with credit deterioration are to be applied prospectively. Early adoption of the amendments is permitted; however, the Company does not plan to adopt this ASU until January 1, 2020. The Company does not expect ASU 2016-13 to have a material effect on shareholders' equity at the date of adoption.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not affect the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

2.    Ratings

The financial strength ratings (or similar ratings) for AGM and its insurance company subsidiaries, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, AGM periodically assesses the value of each rating assigned to it and each of its insurance company subsidiaries, and as a result of such assessment may request that a rating agency add or drop a rating from it or certain of its companies.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P)	Kroll Bond Rating Agency	Moody’s Investors Service Inc. (Moody’s)
AGM	AA (stable) (11/7/19)	AA+ (stable) (12/21/18)	A2 (stable) (8/13/19)
MAC	AA (stable) (11/7/19)	AA+ (stable) (7/12/19)	—
AGE	AA (stable) (11/7/19)	AA+ (stable) (12/21/18)	A2 (stable) (8/13/19)

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings (or similar ratings) of AGM or its insurance subsidiaries in the future or cease to rate one or more of AGM and AGM's insurance subsidiaries, either voluntarily or at the request of AGM or that subsidiary.

For a discussion of the effects of rating actions on the Company, see Note 5, Contracts Accounted for as Insurance, and Note 10, Reinsurance.
3.    Outstanding Exposure

The Company primarily sells credit protection contracts in financial guaranty insurance form. Until 2008, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009. The Company has, however, acquired portfolios both before and after 2009 that include financial guaranty contracts in credit derivative form. See Note 6, Fair Value Measurement, Contracts Accounted for as Credit Derivatives, for more information.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance or reassuming a portfolio of reinsurance it had previously ceded; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 8, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiary, AGE, provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market.

AGM has acquired portfolios since 2009 that include financial guaranties of structured finance obligations and financial guaranty contracts in credit derivative form.

Second-to-pay insured par outstanding represents transactions the Company has insured that are already insured by another financial guaranty insurer and where the Company's obligation to pay under its insurance of such transactions arises only if both the obligor on the underlying insured obligation and the primary financial guaranty insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary financial guaranty insurer and internally rates the transaction the higher of the rating of the underlying obligation and the rating of the primary financial guarantor. The second-to-pay insured par outstanding as of September 30, 2019 and December 31, 2018 was $2.5 billion and $2.6 billion, respectively. The par on second-to-pay exposure where the ratings of the primary financial guaranty insurer and underlying insured transaction are both BIG and/or not rated was $17 million and $19 million as of September 30, 2019 and December 31, 2018, respectively.

Debt service and par outstanding exposures presented in these financial statements include 100% of the exposures of AGM and its consolidated subsidiaries AGE and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. The Company uses the ceding company's credit rating for exposures it assumes from its affiliates, since their surveillance and rating processes are consistent with its own processes.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because it manages such securities as investments and not insurance exposure. As of September 30, 2019 and December 31, 2018, the Company excluded $586 million and $660 million, respectively, of net par attributable to loss mitigation securities.

Components of Outstanding Exposure

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of September 30, 2019	As of December 31, 2018	As of September 30, 2019	As of December 31, 2018
	(in millions)
Public finance	$299,905	$308,550	$211,984	$220,627
Structured finance	5,183	6,014	4,878	5,621
Total financial guaranty (1)	$305,088	$314,564	$216,862	$226,248
_____________________

(1)
Includes 100% of MAC's gross and net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%. The net debt service outstanding amount includes $31.5 billion and $39.7 billion as of September 30, 2019 and December 31, 2018, respectively, from MAC.

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	303	0.3%	924	3.1%	597	18.0%	99	28.9%	1,923	1.4%
AA	12,694	11.9	1,429	4.8	1,245	37.4	22	6.4	15,390	11.0
A	60,552	56.8	10,372	34.5	2	0.1	50	14.6	70,976	50.6
BBB	30,334	28.5	16,657	55.5	428	12.9	132	38.4	47,551	33.9
BIG	2,647	2.5	643	2.1	1,049	31.6	40	11.7	4,379	3.1
Total net par outstanding (1)	106,530	100.0%	30,025	100.0%	3,321	100.0%	343	100.0%	140,219	100.0%
_____________________

(1)	Includes $21.8 billion of net par outstanding as of September 30, 2019 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$329	0.3%	$846	2.7%	$637	17.0%	$123	24.2%	$1,935	1.4%
AA	13,344	12.0	1,433	4.7	1,371	36.4	24	4.7	16,172	11.0
A	64,380	57.6	10,610	34.5	49	1.3	59	11.6	75,098	51.2
BBB	30,432	27.3	17,111	55.5	201	5.4	217	42.6	47,961	32.7
BIG	3,090	2.8	797	2.6	1,498	39.9	86	16.9	5,471	3.7
Total net par outstanding (1)	$111,575	100.0%	$30,797	100.0%	$3,756	100.0%	$509	100.0%	$146,637	100.0%
_____________________

(1)	Includes $28.1 billion of net par outstanding as of December 31, 2018 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $983 million of gross par for public finance as of September 30, 2019. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Net Par Outstanding
As of September 30, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$965	$—	$1,682	$2,647	$106,530
Non-U.S. public finance	608	—	35	643	30,025
Public finance	1,573	—	1,717	3,290	136,555
Structured finance:
U.S. residential mortgage-backed securities (RMBS)	19	32	972	1,023	2,161
Other structured finance	40	—	26	66	1,503
Structured finance	59	32	998	1,089	3,664
Total	$1,632	$32	$2,715	$4,379	$140,219
____________________

(1)	There is no BIG net par outstanding for credit derivatives as of September 30, 2019.

Components of BIG Net Par Outstanding
As of December 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,071	$—	$2,019	$3,090	$111,575
Non-U.S. public finance	600	197	—	797	30,797
Public finance	1,671	197	2,019	3,887	142,372
Structured finance:
U.S. RMBS	252	24	1,188	1,464	2,488
Other structured finance	86	—	34	120	1,777
Structured finance	338	24	1,222	1,584	4,265
Total	$2,009	$221	$3,241	$5,471	$146,637
____________________

(1)	There is no BIG net par outstanding for credit derivatives as of December 31, 2018.

Exposure to Puerto Rico

The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.9 billion net par as of September 30, 2019. Of that amount, $1.8 billion was rated BIG, while the remainder was rated AA because it relates to second-to-pay policies on obligations insured by an affiliate of the Company. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its BIG Puerto Rico exposures except for the Municipal Finance Agency (MFA).

On November 30, 2015 and December 8, 2015, the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

The Company also participates in mediation and negotiations relating to its Puerto Rico exposure.

The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of September 30, 2019, the Company had $611 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On May 9, 2019, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan indicates an expected primary budget surplus, if fiscal plan reforms are enacted, of $13.7 billion that would be available for debt service over the six-year forecast period ending 2024. The Company believes the available surplus set forth in the Oversight Board's revised certified fiscal plan (which assumes certain fiscal reforms are implemented by the Commonwealth) should be sufficient to cover contractual debt service of Commonwealth general obligation issuances and of authorities and public corporations directly implicated by the Commonwealth’s general fund during the forecast period. However, the revised certified Commonwealth fiscal plan indicates a net cumulative primary budget deficit through 2049, and there can be no assurance that the fiscal reforms will be enacted or, if they are, that the forecasted primary budget surplus will occur or, if it does, that such funds will be used to cover contractual debt service.

On June 16, 2019, the Oversight Board announced it had entered into a general obligation Plan Support Agreement (GO PSA) with certain general obligation and Puerto Rico Public Buildings Authority (PBA) bondholders representing only approximately $3 billion of claims. The GO PSA purports to provide a framework to address approximately $35 billion of claims against the Commonwealth. The Company is not a party to that agreement and does not support it.

The GO PSA provides for different recoveries for bonds issued before 2012 (Vintage) and bonds issued in 2012 and 2014 (New) based on the Oversight Board’s attempt to invalidate the New general obligation and PBA bonds (see “Puerto Rico Litigation” below), and the proposed recovery varies depending on the outcome of that litigation.  Under the GO PSA:

•
Vintage general obligation bondholders generally would receive newly issued Commonwealth bonds and cash equal to 64.3% of their outstanding claims, plus up to approximately 25.1% of their outstanding claims to a cap of 89.4% from settlement and litigation savings from the invalidation lawsuit, as well as a share of excess revenues if the Commonwealth outperforms its fiscal plan in the near term.

•
If the Oversight Board loses its invalidation lawsuit, holders of New general obligation bonds generally would receive the same treatment as the holders of Vintage general obligation bonds but would not share in the upside if the Commonwealth outperforms its fiscal plan.

•	If the Oversight Board wins its invalidation lawsuit, holders of New general obligation bonds would not receive any recovery.

•	In all cases, holders of general obligation bonds supporting the GO PSA are also entitled to certain fees.

On September 27, 2019, the Oversight Board filed with the Title III court a Plan of Adjustment (POA) to restructure approximately $35 billion of debt (including the general obligation bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The POA incorporates the terms related to the general obligation bonds proposed under the GO PSA. The Company believes the POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

PBA. As of September 30, 2019, the Company had $7 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then. On September 27, 2019, the Oversight Board filed a petition under Title III of PROMESA with respect to the PBA to allow the restructuring of the PBA claims through the POA.

Under the GO PSA (which does not include the Company as a party and which the Company does not support):

•
Holders of Vintage PBA bonds generally would receive newly issued Commonwealth bonds and cash equal to 72.6% of their outstanding claims, plus up to approximately 16.8% of their outstanding claims to a cap of 89.4% from settlement and litigation savings from the invalidation lawsuit, as well as a share of excess revenues if the Commonwealth outperforms its fiscal plan in the near term.

•
If the Oversight Board loses its invalidation lawsuit, holders of New PBA bonds generally would receive the same treatment as the holders of Vintage PBA bonds but would not share in the upside if the Commonwealth outperforms its fiscal plan.

•	If the Oversight Board wins its invalidation lawsuit, holders of New PBA bonds would not receive any recovery.

•	In all cases, holders of PBA bonds supporting the GO PSA are also entitled to certain fees.

As noted above, on September 27, 2019, the Oversight Board filed with the Title III court a POA to restructure approximately $35 billion of debt (including the PBA bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The POA incorporates the terms related to the PBA bonds proposed under the GO PSA. The Company believes the POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of September 30, 2019, the Company had $223 million insured net par outstanding of PRHTA (transportation revenue) bonds and $345 million insured net par outstanding of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

On June 5, 2019, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period.

Other Public Corporations

Puerto Rico Electric Power Authority (PREPA). As of September 30, 2019, the Company had $525 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA. On June 27, 2019, the Oversight Board certified a revised fiscal plan for PREPA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. The revised fiscal plan of PREPA certified by the Oversight Board on June 27, 2019 reflects the relevant terms of the PREPA RSA.

The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

MFA. As of September 30, 2019, the Company had $153 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

Resolved Commonwealth Credit

Puerto Rico Sales Tax Financing Corporation (COFINA). On February 12, 2019, pursuant to a plan of adjustment approved by the PROMESA Title III Court on February 4, 2019 (COFINA Plan of Adjustment), the Company paid off in full its $264 million net par outstanding of insured COFINA bonds, plus accrued and unpaid interest. Pursuant to the COFINA Plan of Adjustment, the Company received $152 million in initial par of closed lien senior bonds of COFINA validated by the PROMESA Title III Court (COFINA Exchange Senior Bonds), along with cash. The total par recovery (cash and COFINA Exchange Senior Bonds) represented 60% of the Company’s official Title III claim, which related to amounts owed as of the date COFINA entered Title III proceedings. The fair value of the COFINA Exchange Senior Bonds, excluding accrued interest, was $139 million at February 12, 2019, and was recorded as salvage received. During Third Quarter 2019 the Company sold all of its COFINA Exchange Senior Bonds.

Puerto Rico Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as party.

Currently there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019. Among the goals of the mediation is to reach an agreed-upon schedule for addressing the resolution of numerous issues, including, among others: (a) issues related to the validity, secured status and priority regarding bonds issued by the Commonwealth and certain of its entities; (b) the validity and impact of the Clawback Orders and other diversion of collateral securing certain bonds; (c) classification of claims; (d) constitutional issues; and (e) identification of essential services. A number of the legal actions in which the Company is involved are covered by the stay and mandatory mediation order.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30, 2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On June 3, 2017, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the United States Bankruptcy Code (Bankruptcy Code); (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019. On September 20, 2019, AGC, AGM and other petitioners filed a petition for review by the U.S. Supreme Court of the First Circuit's holding.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for

PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be incorporated into the same schedule and mediation process. On October 28, 2019, Judge Swain extended the stay until December 31, 2019.

On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for a review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On October 15, 2019, the U.S. Supreme Court heard oral arguments on the First Circuit's ruling.

On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the

Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. On October 28, 2019, Judge Swain extended the stay until December 31, 2019.

On January 14, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an omnibus objection in the Title III Court to claims filed by holders of approximately $6 billion of Commonwealth general obligation bonds issued in 2012 and 2014, asserting among other things that such bonds were issued in violation of the Puerto Rico constitutional debt service limit, such bonds are null and void, and the holders have no equitable remedy against the Commonwealth. Pursuant to procedures established by Judge Swain, on April 10, 2019, AGM filed a notice of participation in these proceedings. As of September 30, 2019, $222 million of the Company’s insured net par outstanding of the general obligation bonds of Puerto Rico were issued on or after March 2012. On May 21, 2019, the Official Committee of Unsecured Creditors filed a claim objection to certain Commonwealth general obligation bonds issued in 2011, approximately $129 million of which are insured by AGM as of September 30, 2019, on substantially the same bases as the January 14, 2019 filing, and which the plaintiffs propose to be subject to the proceedings relating to the 2012 and 2014 bonds. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. On October 28, 2019, Judge Swain extended the stay until December 31, 2019.

On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. On October 28, 2019, Judge Swain extended the stay until December 31, 2019.

On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues are preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. On October 28, 2019, Judge Swain extended the stay until December 31, 2019.

On August 23, 2019, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for adequate protection for their property interests in pledged revenues securing PRHTA bonds or, in the alternative, for relief from the automatic stay to permit AGC and AGM to enforce the application of the pledged revenues to the payment of the PRHTA Bonds, including by permitting AGC and AGM to enforce their liens on the pledged revenues. On July 24, 2019, Judge Swain issued an order imposing a stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. On August 28, 2019, Judge Swain granted the request of AGC and AGM that her July 24, 2019 stay and mandatory mediation order be extended to this motion, and that this motion be incorporated into the same schedule and mediation process. On October 28, 2019, Judge Swain extended the stay until December 31, 2019.

On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, the Puerto Rico Fiscal Agency and Financial Advisory Authority (AAFAF), U.S. Bank National Association, as trustee for PREPA bondholders, and various PREPA bondholders and bond insurers, including AGC and AGM. The complaint seeks, among other things, declarations that the advances made by the Fuel Line Lenders are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued and there is no valid lien securing the PREPA bonds unless and until the Fuel Line Lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to the Fuel Line Lenders’ claims and declaring the PREPA RSA null and void. A hearing on a motion to dismiss is scheduled for January 2020.

On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, AAFAF, the Commonwealth, the Governor, and U.S. Bank National Association, as trustee for  PREPA bondholders. The complaint seeks, among other things, declarations that amounts owed to SREAEE are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. A hearing on the defendants’ motion to dismiss is scheduled for January 2020.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG, except the General Obligation, PBA and PRHTA (Transportation revenue) second-to-pay policies on affiliate exposures which are rated AA based on the obligation of the Company's affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of September 30, 2019	As of December 31, 2018	As of September 30, 2019	As of December 31, 2018
	(in millions)
Exposure to Puerto Rico	$2,787	$3,233	$4,092	$5,012

Puerto Rico
Net Par Outstanding

	As of September 30, 2019	As of December 31, 2018
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds	$610	$646
Commonwealth of Puerto Rico - General Obligation Bonds (Second-to-pay policy on affiliate exposure)	1	1
Commonwealth of Puerto Rico - General Obligation Bonds total (1)	611	647
PBA (Second-to-pay policies on affiliate exposure) (1)	7	9
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue)	144	154
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	79	79
PRHTA (Transportation revenue) total (1)	223	233
PRHTA (Highways revenue) (1)	345	351
Other Public Corporations
PREPA (1)	525	544
COFINA	—	264
MFA	153	189
Total net exposure to Puerto Rico	$1,864	$2,237
__________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of September 30, 2019

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2019 (October 1 - December 31)	$—	$2
2020 (January 1 - March 31)	—	43
2020 (April 1 - June 30)	—	2
2020 (July 1 - September 30)	112	154
2020 (October 1 - December 31)	—	2
Subtotal 2020	112	201
2021	70	154
2022	71	151
2023	127	204
2024-2028	590	874
2029-2033	466	632
2034-2037	341	382
Total	$1,777	$2,600

Exposure to the U.S. Virgin Islands

As of September 30, 2019, the Company had $327 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $144 million BIG. The $183 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $144 million BIG USVI net par consisted of (a) Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI and (b) bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

4.    Expected Loss to be Paid

This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio, regardless of the accounting model (insurance, derivative or VIE). The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expenses (LAE) payments, net of inflows for expected salvage and subrogation (e.g., future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W)), using current risk-free rates. There was no expected loss to be paid for credit derivative contracts as of September 30, 2019 and December 31, 2018.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

In some instances, the terms of the Company's policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 2.20% with a weighted average of 1.76% as of September 30, 2019 and 0.00% to 3.06% with a weighted average of 2.73% as of December 31, 2018. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 10.8% and 4.7% of the total as of September 30, 2019 and December 31, 2018, respectively.

Net Expected Loss to be Paid
Roll Forward

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Net expected loss to be paid, beginning of period	$321	$667	$537	$696
Economic loss development (benefit) due to:
Accretion of discount	1	4	7	13
Changes in discount rates	(4)	(3)	(12)	(8)
Changes in timing and assumptions	(6)	(15)	(76)	(2)
Total economic loss development (benefit)	(9)	(14)	(81)	3
Net (paid) recovered losses	(104)	(86)	(248)	(132)
Net expected loss to be paid, end of period	$208	$567	$208	$567

Net Expected Loss to be Paid
Roll Forward by Sector
Third Quarter 2019

	Net Expected Loss to be Paid (Recovered) as of June 30, 2019	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2019
	(in millions)
Public finance:
U.S. public finance	$231	$20	$(115)	$136
Non-U.S. public finance	18	5	—	23
Public finance	249	25	(115)	159
Structured finance:
U.S. RMBS	64	(34)	11	41
Other structured finance	8	—	—	8
Structured finance	72	(34)	11	49
Total	$321	$(9)	$(104)	$208

Net Expected Loss to be Paid
Roll Forward by Sector
Third Quarter 2018

	Net Expected Loss to be Paid (Recovered) as of June 30, 2018	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2018
	(in millions)
Public finance:
U.S. public finance	$449	$15	$(96)	$368
Non-U.S. public finance	32	(3)	—	29
Public finance	481	12	(96)	397
Structured finance:
U.S. RMBS	175	(26)	11	160
Other structured finance	11	—	(1)	10
Structured finance	186	(26)	10	170
Total	$667	$(14)	$(86)	$567

Net Expected Loss to be Paid
Roll Forward by Sector
Nine Months 2019

	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2019
	(in millions)
Public finance:
U.S. public finance	$347	$75	$(286)	$136
Non-U.S. public finance	26	(3)	—	23
Public finance	373	72	(286)	159
Structured finance:
U.S. RMBS	155	(153)	39	41
Other structured finance	9	—	(1)	8
Structured finance	164	(153)	38	49
Total	$537	$(81)	$(248)	$208

Net Expected Loss to be Paid
Roll Forward by Sector
Nine Months 2018

	Net Expected Loss to be Paid (Recovered) as of December 31, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of September 30, 2018
	(in millions)
Public finance:
U.S. public finance	$482	$42	$(156)	$368
Non-U.S. public finance	36	(7)	—	29
Public finance	518	35	(156)	397
Structured finance:
U.S. RMBS	163	(28)	25	160
Other structured finance	15	(4)	(1)	10
Structured finance	178	(32)	24	170
Total	$696	$3	$(132)	$567
__________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets. The amounts for Nine Months 2019 are net of the COFINA Exchange Senior Bonds and cash that were received pursuant to the COFINA Plan of Adjustment. See Note 3, Outstanding Exposure, for additional information.

The tables above include (1) LAE paid of $2 million for both Third Quarter 2019 and 2018, and $7 million for both Nine Months 2019 and 2018, and (2) expected LAE to be paid of $9 million as of September 30, 2019 and $10 million as of December 31, 2018.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of		Third Quarter		Nine Months
	September 30, 2019	December 31, 2018	2019	2018	2019	2018
	(in millions)
Insurance	$148	$469	$(7)	$(10)	$(62)	$9
FG VIEs (See Note 8)	60	68	(2)	(4)	(19)	(6)
Total	$208	$537	$(9)	$(14)	$(81)	$3

Selected U.S. Public Finance Transactions

The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.9 billion net par as of September 30, 2019, $1.8 billion of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the Bankruptcy Code became effective. As of September 30, 2019, the Company’s net par subject to the plan consisted of $59 million of pension obligation bonds. As part of the plan of adjustment, the City will repay any claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth.

The Company projects its total net expected loss across its troubled U.S. public finance exposures as of September 30, 2019, including those mentioned above, to be $136 million, compared with a net expected loss of $347 million as of December 31, 2018. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At September 30, 2019 that credit was $352 million compared with $237 million at December 31, 2018. The Company’s net expected losses incorporate management’s probability weighted estimates of possible scenarios. Each quarter, the Company may revise its scenarios, update assumptions and/or shift probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

The economic loss development for U.S. public finance transactions was $20 million during Third Quarter 2019 and $75 million during Nine Months 2019, which was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions and weightings it uses in its scenarios based on the public information summarized under "Exposure to Puerto Rico" in Note 3, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the periods presented.

Selected Non - U.S. Public Finance Transactions

Expected loss to be paid for non-U.S. public finance transactions was $23 million as of September 30, 2019, compared with $26 million as of December 31, 2018, primarily consisting of: (i) an obligation backed by payments from a region in Italy, and for which the Company has been paying claims because of the impact of negative Euro Interbank Offered Rate on the transaction, (ii) transactions with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default, and (iii) an obligation backed by the availability and toll revenues of a major arterial road into a city in the U.K., which has been underperforming due to higher costs compared with expectations at underwriting.

The economic loss development for non-U.S. public finance transactions, including those mentioned above was approximately $5 million during Third Quarter 2019 due to the impact of negative European interest rates on an interest rate swap in an Italian transaction. The economic benefit was $3 million during Nine Months 2019, which was mainly attributable to the improved internal outlook of certain Spanish sovereigns and sub-sovereigns, and partially offset by the impact of negative European interest rates on an interest rate swap in an Italian transaction.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

As of September 30, 2019, the Company had a net R&W payable of $75 million to R&W counterparties, compared with a net R&W payable of $22 million as of December 31, 2018. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. When the Company projects receiving more reimbursements in the future than it projects to pay in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
First lien U.S. RMBS	$(25)	$(5)	$(63)	$11
Second lien U.S. RMBS	(9)	(21)	(90)	(39)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of September 30, 2019	As of June 30, 2019	As of December 31, 2018
Delinquent/Modified in the Previous 12 Months
Alt-A	20%	20%	20%
Option ARM	20	20	20
Subprime	20	20	20
30 - 59 Days Delinquent
Alt-A	30	30	30
Option ARM	35	35	35
Subprime	35	40	40
60 - 89 Days Delinquent
Alt-A	40	40	40
Option ARM	45	45	45
Subprime	45	45	45
90 + Days Delinquent
Alt-A	55	50	50
Option ARM	55	55	55
Subprime	50	55	50
Bankruptcy
Alt-A	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A	65	60	60
Option ARM	65	65	65
Subprime	60	60	60
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a conditional default rate (CDR) trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 3.75 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36-month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18-month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of September 30, 2019		As of June 30, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	2.5% - 8.5%	4.4%	2.5% - 9.5%	4.4%	2.8% - 11.4%	5.4%
Final CDR	0.1% - 0.4%	0.2%	0.1% - 0.5%	0.2%	0.1% - 0.6%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	70%		70%		70%
2007+	70%		70%		70%
Option ARM
Plateau CDR	2.7% - 8.4%	5.7%	2.6% - 7.9%	5.6%	2.1% - 8.3%	5.8%
Final CDR	0.1% - 0.4%	0.3%	0.1% - 0.4%	0.3%	0.1% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		60%		60%
2006	60%		60%		60%
2007+	70%		70%		70%
Subprime
Plateau CDR	3.4% - 7.7%	5.5%	3.5% - 8.0%	5.9%	3.1% - 8.6%	6.2%
Final CDR	0.2% - 0.4%	0.3%	0.2% - 0.4%	0.3%	0.2% - 0.4%	0.3%
Initial loss severity:
2005 and prior	80%		80%		80%
2006	75%		75%		75%
2007+	85%		95%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for June 30, 2019 and December 31, 2018.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of September 30, 2019 and December 31, 2018.

Total expected loss to be paid on all first lien U.S. RMBS was $50 million and $115 million as of September 30, 2019 and December 31, 2018, respectively. The $25 million economic benefit in Third Quarter 2019 and $63 million economic benefit in Nine Months 2019 for first lien U.S. RMBS was primarily attributable to higher excess spread on certain transactions supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) and with insured floating rate debt linked to London Interbank Offered Rate (LIBOR), which decreased in Third Quarter 2019 and Nine Months 2019. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of September 30, 2019 as it used as of December 31, 2018, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $34 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $37 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2018.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of September 30, 2019 and December 31, 2018, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions periodically based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projected future recoveries on these charged- off loans of 20% as of September 30, 2019 and 10% as of December 31, 2018, with such recoveries to be received evenly over the next five years. The increase in recovery assumptions is attributable to the higher actual recovery rates observed in certain transactions during the year. Increasing the recovery rate to 30% would result in an economic benefit of $46 million, while decreasing the recovery rate back to 10% would result in an economic loss of $46 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of June 30, 2019 and December 31, 2018. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $9 million as of September 30, 2019 and the expected loss to be paid was $40 million as of December 31, 2018. The economic benefit for second lien U.S. RMBS was $9 million in Third Quarter 2019, primarily attributable to improved performance of underlying collateral, and $90 million in Nine Months 2019, primarily attributable to higher projected recoveries for previously charged-off loans and improved performance of underlying collateral.

The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of September 30, 2019		As of June 30, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	6.6% - 14.7%	8.7%	6.6% - 13.1%	8.6%	4.6% - 14.9%	9.0%
Final CDR trended down to	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%		20%
30 - 59 Days Delinquent	35		30		35
60 - 89 Days Delinquent	45		45		50
90+ Days Delinquent	65		65		70
Bankruptcy	55		55		55
Foreclosure	55		60		65
Real Estate Owned	100		100		100
Loss severity (1)	98%		98%		98%
___________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $4 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $5 million for HELOC transactions.

Other Structured Finance

The Company's other structured finance sector has BIG net par of $66 million, consisting of transactions backed by perpetual repackagings, manufactured housing loans and life insurance transactions. The economic loss development during Third Quarter 2019 and Nine Months 2019 was de minimis.

Recovery Litigation

In the ordinary course of their respective businesses, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 3, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

5.    Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, and Note 4, Expected Loss to be Paid, includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 6, Fair Value Measurement for information related to CDS and Note 8, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Net Earned Premiums

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Scheduled net earned premiums	$44	$51	$137	$158
Accelerations from refundings and terminations	17	23	43	68
Accretion of discount on net premiums receivable	3	3	8	8
Net earned premiums (1)	$64	$77	$188	$234
____________________

(1)	Excludes $1 million and $2 million for Third Quarter 2019 and 2018, respectively, and $15 million and $8 million for Nine Months 2019 and 2018, respectively, related to consolidated FG VIEs.

Gross Premium Receivable
Roll Forward

	Nine Months
	2019	2018
	(in millions)
Beginning of year	$698	$730
Gross written premiums on new business	154	175
Gross premiums received	(174)	(176)
Adjustments:
Changes in the expected term	(5)	—
Accretion of discount	8	2
Foreign exchange translation and remeasurement (1)	(23)	(20)
Cancellation of assumed reinsurance	—	(10)
September 30, (2)	$658	$701
____________________

(1)
Includes foreign exchange loss on remeasurement recorded in the condensed consolidated statements of operations of $23 million in Nine Months 2019 and $19 million in Nine Months 2018. The remaining foreign exchange translation in Nine Months 2018 was recorded in other comprehensive income (OCI) prior to the Combination.

(2)	Excludes $3 million as of both September 30, 2019 and September 30, 2018, related to consolidated FG VIEs.

Approximately 89% and 88% of installment premiums at September 30, 2019 and December 31, 2018, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of September 30, 2019
(in millions)
2019 (October 1 – December 31)	$19
2020	78
2021	56
2022	61
2023	50
2024-2028	212
2029-2033	141
2034-2038	77
After 2038	93
Total (1)	$787
____________________

(1)	Excludes expected cash collections on consolidated FG VIEs of $4 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of September 30, 2019
(in millions)
2019 (October 1 – December 31)	$43
2020	166
2021	152
2022	141
2023	131
2024-2028	511
2029-2033	343
2034-2038	205
After 2038	195
Net deferred premium revenue (1)	1,887
Future accretion	96
Total future net earned premiums	$1,983
____________________

(1)	Excludes net earned premiums on consolidated FG VIEs of $44 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of September 30, 2019	As of December 31, 2018
	(dollars in millions)
Premiums receivable	$658	$698
Gross deferred premium revenue	893	938
Weighted-average risk-free rate used to discount premiums	2.1%	2.2%
Weighted-average period of premiums receivable (in years)	9.6	9.6

Financial Guaranty Insurance Losses

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 2.20% with a weighted average of 1.76% as of September 30, 2019 and 0.00% to 3.06% with a weighted average of 2.73% as of December 31, 2018.

Net Reserve (Salvage)

	As of September 30, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$112	$315
Non-U.S. public finance	4	10
Public finance	116	325
Structured finance:
U.S. RMBS (1)	(75)	27
Other structured finance	8	8
Structured finance	(67)	35
Total	$49	$360
____________________

(1)	Excludes net reserves of $38 million and $44 million as of September 30, 2019 and December 31, 2018, respectively, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of September 30, 2019	As of December 31, 2018
	(in millions)
Loss and LAE reserve	$596	$770
Reinsurance recoverable on unpaid losses	(179)	(179)
Loss and LAE reserve, net	417	591
Salvage and subrogation recoverable	(487)	(311)
Salvage and subrogation reinsurance payable (1)	119	80
Salvage and subrogation recoverable, net	(368)	(231)
Net reserves (salvage)	$49	$360
____________________

(1)	Recorded as a component of reinsurance balances payable in the condensed consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2019
(in millions)
Net expected loss to be paid - financial guaranty insurance	$148
Contra-paid, net	17
Salvage and subrogation recoverable, net of reinsurance	368
Loss and LAE reserve, net of reinsurance	(417)
Net expected loss to be expensed (present value) (1)	$116
____________________
(1)    Excludes $30 million as of September 30, 2019, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2019
(in millions)
2019 (October 1 - December 31)	$3
2020	12
2021	11
2022	11
2023	9
2024-2028	41
2029-2033	19
2034-2038	8
After 2038	2
Net expected loss to be expensed	116
Future accretion	(27)
Total expected future loss and LAE	$89

The following table presents the loss and LAE recorded in the condensed consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Condensed Consolidated Statements of Operations

	Loss (Benefit)
	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Public finance:
U.S. public finance	$20	$15	$82	$44
Non-U.S. public finance	1	(3)	(5)	(4)
Public finance	21	12	77	40
Structured finance:
U.S. RMBS (1)	(30)	(13)	(104)	(4)
Other structured finance	—	1	1	—
Structured finance	(30)	(12)	(103)	(4)
Loss and LAE	$(9)	$—	$(26)	$36
____________________

(1)
Excludes a benefit of $3 million and $2 million for Third Quarter 2019 and 2018, respectively, and a benefit of $12 million and a loss of $2 million for Nine Months 2019 and 2018, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of September 30, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	67	(54)	1	—	44	(42)	112	—	112
Remaining weighted-average contract period (in years)	8.1	7.8	8.7	—	9.0	9.4	8.6	—	8.6
Outstanding exposure:
Principal	$2,177	$(545)	$32	$—	$3,719	$(1,004)	$4,379	$—	$4,379
Interest	1,001	(232)	17	—	1,703	(458)	2,031	—	2,031
Total (2)	$3,178	$(777)	$49	$—	$5,422	$(1,462)	$6,410	$—	$6,410
Expected cash outflows (inflows)	$73	$(13)	$1	$—	$2,039	$(545)	$1,555	$(230)	$1,325
Potential recoveries (3)	(316)	41	—	—	(1,563)	477	(1,361)	157	(1,204)
Subtotal	(243)	28	1	—	476	(68)	194	(73)	121
Discount	38	(6)	—	—	15	(33)	14	13	27
Present value of expected cash flows	$(205)	$22	$1	$—	$491	$(101)	$208	$(60)	$148
Deferred premium revenue	$124	$(10)	$1	$—	$170	$(22)	$263	$(45)	$218
Reserves (salvage)	$(226)	$26	$—	$—	$373	$(86)	$87	$(38)	$49

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2018

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	71	(56)	3	(3)	48	(46)	122	—	122
Remaining weighted-average contract period (in years)	7.9	8.1	4.4	2.8	9.8	9.8	8.9	—	8.9
Outstanding exposure:
Principal	$2,605	$(596)	$265	$(44)	$4,308	$(1,067)	$5,471	$—	$5,471
Interest	1,129	(264)	72	(6)	2,137	(499)	2,569	—	2,569
Total (2)	$3,734	$(860)	$337	$(50)	$6,445	$(1,566)	$8,040	$—	$8,040
Expected cash outflows (inflows)	$85	$(18)	$42	$(4)	$2,418	$(518)	$2,005	$(247)	$1,758
Potential recoveries (3)	(257)	41	(25)	—	(1,642)	420	(1,463)	160	(1,303)
Subtotal	(172)	23	17	(4)	776	(98)	542	(87)	455
Discount	40	(8)	(1)	—	(2)	(34)	(5)	19	14
Present value of expected cash flows	$(132)	$15	$16	$(4)	$774	$(132)	$537	$(68)	$469
Deferred premium revenue	$105	$(15)	$56	$(3)	$204	$(25)	$322	$(60)	$262
Reserves (salvage)	$(150)	$19	$7	$(4)	$646	$(114)	$404	$(44)	$360
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes amounts related to FG VIEs.

(3)
Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlement or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

A downgrade of the Company's ratings may result in increased claims under financial guaranties issued by the Company if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay. See Note 6, Contracts Accounted for as Insurance, in the annual financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 19, 2019, filed with the SEC.

6.    Fair Value Measurement

The Company carries a portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices, or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2019, no changes were made to the Company's valuation models that had, or are expected to have, a material impact on the Company's condensed consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

During the periods presented, there were no transfers into or from Level 3.

Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third-party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of September 30, 2019, the Company used models to price 67 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $600 million. Most Level 3 securities were priced with the assistance of an independent third party. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Assets

Committed Capital Securities (CCS)

AGM has entered into put agreements with four separate custodial trusts allowing AGM to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of AGM Committed Preferred Trust Securities (AGM CPS), investing the proceeds in high-quality assets and entering into put options with AGM. Fair value losses on CCS recorded in other income were $7 million and $3 million in Third Quarter 2019 and Nine Months 2019, respectively, and fair value losses were de minimis and $1 million in Third Quarter 2018 and Nine Months 2018, respectively.

The fair value of AGM CPS represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security. The change in fair value of the AGM CPS is recorded in the condensed consolidated statement of operations. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGM CPS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which requires fair value measurement with changes recorded in the statement of operations.

Credit derivative transactions are governed by International Swaps and Derivative Association documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads and the credit ratings of referenced entities.

As of September 30, 2019 and December 31, 2018, the net par outstanding of credit derivatives (which was all investment grade) was $920 million and $771 million, respectively, and the fair value of credit derivatives was a liability of $3 million and $25 million, respectively, which decreased primarily due to a final maturity paydown of a U.S. structured finance transaction. The change in fair value of credit derivatives recorded in other income were de minimis in both Third Quarter 2019 and Third Quarter 2018, and gains of $3 million and $1 million in Nine Months 2019 and Nine Months 2018, respectively. There was no change to the fair value methodology in Nine Months 2019. The estimated remaining weighted average life of credit derivatives was 5.6 years at both September 30, 2019 and December 31, 2018.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in OCI. Interest income and interest expense are derived from the trustee reports and also included in "fair value gains (losses) on FG VIEs." The FG VIEs issued securities collateralized by first lien and second lien RMBS.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models to price the FG VIEs’ liabilities used, where appropriate, the same inputs used in determining fair value of FG VIEs’ assets and, for those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of principal and interest, taking into account the Company’s own credit risk.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$2,449	$—	$2,414	$35
U.S. government securities	42	—	42	—
Corporate securities	1,218	—	1,172	46
Mortgage-backed securities:
RMBS	442	—	144	298
Commercial mortgage-backed securities (CMBS)	221	—	221	—
Asset-backed securities	254	—	33	221
Non-U.S. government securities	198	—	198	—
Total fixed-maturity securities	4,824	—	4,224	600
Short-term investments	641	495	146	—
Other invested assets (1)	4	—	—	4
FG VIEs’ assets, at fair value	418	—	—	418
Other assets	35	—	—	35
Total assets carried at fair value	$5,922	$495	$4,370	$1,057
Liabilities:
FG VIEs’ liabilities with recourse, at fair value	$339	$—	$—	$339
FG VIEs’ liabilities without recourse, at fair value	103	—	—	103
Other liabilities	4	—	—	4
Total liabilities carried at fair value	$446	$—	$—	$446

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$2,898	$—	$2,860	$38
U.S. government securities	43	—	43	—
Corporate securities	1,093	—	1,037	56
Mortgage-backed securities:
RMBS	459	—	170	289
CMBS	276	—	276	—
Asset-backed securities	294	—	29	265
Non-U.S. government securities	279	—	279	—
Total fixed-maturity securities	5,342	—	4,694	648
Short-term investments	319	143	176	—
Other invested assets (1)	5	—	—	5
FG VIEs’ assets, at fair value	467	—	—	467
Other assets	38	—	—	38
Total assets carried at fair value	$6,171	$143	$4,870	$1,158
Liabilities:
FG VIEs’ liabilities with recourse, at fair value	$409	$—	$—	$409
FG VIEs’ liabilities without recourse, at fair value	101	—	—	101
Other liabilities	26	—	—	26
Total liabilities carried at fair value	$536	$—	$—	$536
____________________
(1)    Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2019 and 2018 and Nine Months 2019 and 2018.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2019

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of June 30, 2019	$38		$48		$305		$226		$422		$42		$(4)		$(344)		$(104)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	—	(1)	1	(1)	5	(1)	—	(1)	6	(2)	(7)	(3)	—	(4)	(3)	(2)	(1)	(2)
Other comprehensive income (loss)	(3)		(3)		1		—		—		—		—		1		—
Purchases	—		—		—		—		—		—		—		—		—
Sales	—		—		—		(4)		—		—		—		—		—
Settlements	—		—		(13)		(1)		(16)		—		1		12		3
FG VIE consolidation	—		—		—		—		6		—		—		(5)		(1)
Fair value as of September 30, 2019	$35		$46		$298		$221		$418		$35		$(3)		$(339)		$(103)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of September 30, 2019									$6	(2)	$(7)	(3)	$1	(4)	$(2)	(2)	$(1)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of September 30, 2019	$(3)		$(3)		$1		$—				$—				$1

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2018

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of June 30, 2018	$32		$63		$287		$209		$515		$30		$(46)		$(452)		$(106)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	—	(1)	2	(1)	3	(1)	2	(1)	(1)	(2)	—	(3)	—	(4)	1	(2)	—	(2)
Other comprehensive income (loss)	7		(5)		—		(1)		—		—		—		(2)		—
Purchases	—		—		—		49		—		—		—		—		—
Settlements	—		—		(14)		—		(24)		—		—		21		3
Fair value as of September 30, 2018	$39		$60		$276		$259		$490		$30		$(46)		$(432)		$(103)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2018	$7		$(5)		$—		$(1)		$1	(2)	$—	(3)	$—	(4)	$(1)	(2)	$1	(2)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2019

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2018	$38		$56		$289		$265		$467		$38		$(25)		$(409)		$(101)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	(9)	(1)	16	(1)	4	(1)	57	(2)	(3)	(3)	3	(4)	(29)	(2)	(8)	(2)
Other comprehensive income (loss)	(3)		(1)		21		(9)		—		—		—		5		—
Purchases	—		—		10		3		—		—		—		—		—
Sales	—		—		—		(15)		(51)		—		—		—		—
Settlements	(1)		—		(38)		(27)		(55)		—		19		94		6
FG VIE consolidation	—		—		—		—		6		—		—		(5)		(1)
FG VIE deconsolidation	—		—		—		—		(6)		—		—		5		1
Fair value as of September 30, 2019	$35		$46		$298		$221		$418		$35		$(3)		$(339)		$(103)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of September 30, 2019									$64	(2)	$(3)	(3)	$2	(4)	$(28)	(2)	$(16)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of September 30, 2019	$(3)		$(1)		$21		$1				$—				$5

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2018

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2017	$21		$67		$300		$138		$577		$31		$(48)		$(495)		$(128)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	(2)	(1)	15	(1)	4	(1)	1	(2)	(1)	(3)	1	(4)	(1)	(2)	2	(2)
Other comprehensive income (loss)	18		(5)		(9)		(1)		—		—		—		(1)		—
Purchases	—		—		9		129		—		—		—		—		—
Settlements	(1)		—		(39)		(11)		(71)		—		1		64		7
FG VIE deconsolidations	—		—		—		—		(17)		—		—		1		16
Fair value as of September 30, 2018	$39		$60		$276		$259		$490		$30		$(46)		$(432)		$(103)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2018	$18		$(5)		$(7)		$(1)		$8	(2)	$(1)	(3)	$(1)	(4)	$(1)	(2)	$2	(2)
____________________

(1)	Included in net realized investment gains (losses) and net investment income.

(2)	Included in fair value gains (losses) on FG VIEs.

(3)	Recorded in net investment income and other income.

(4)	Recorded in other income.

(5)
Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (recorded in other liabilities) are shown as either assets or liabilities in the condensed consolidated balance sheet based on net exposure by counterparty.

(6)	Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2019

Financial Instrument Description (1)	Fair Value at September 30, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$35	Yield	4.5%	-	12.4%	8.4%

Corporate securities	46	Yield	35.8%

RMBS	298	CPR	1.4%	-	13.0%	5.5%
		CDR	1.9%	-	6.9%	4.9%
		Loss severity	50.0%	-	100.0%	85.5%
		Yield	3.5%	-	6.1%	4.1%
Asset-backed securities:
Life insurance transactions	30	Yield	5.5%

CLOs	191	Yield	2.6%	-	4.5%	3.8%

FG VIEs’ assets, at fair value	418	CPR	0.7%	-	18.4%	8.7%
		CDR	1.2%	-	25.7%	4.5%
		Loss severity	60.0%	-	100.0%	75.8%
		Yield	3.3%	-	8.3%	5.0%

Other assets	34	Implied Yield	5.8%
		Term (years)	10 years

Credit derivative liabilities, net	(3)	Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(442)	CPR	0.7%	-	18.4%	8.7%
		CDR	1.2%	-	25.7%	4.5%
		Loss Severity	60.0%	-	100.0%	75.8%
		Yield	3.3%	-	8.3%	4.3%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes several investments recorded in other invested assets with fair value of $4 million.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$38	Yield	4.5%	-	26.1%	15.0%

Corporate securities	56	Yield	29.5%

RMBS	289	CPR	3.4%	-	12.2%	5.4%
		CDR	3.4%	-	6.9%	5.3%
		Loss severity	50.0%	-	100.0%	82.5%
		Yield	5.3%	-	8.1%	6.1%
Asset-backed securities:
Life insurance transactions	59	Yield	6.5%	-	7.1%	6.8%

CLOs	206	Yield	3.8%	-	4.7%	4.3%

FG VIEs’ assets, at fair value	467	CPR	0.9%	-	18.1%	8.8%
		CDR	1.3%	-	23.7%	5.1%
		Loss severity	60.0%	-	100.0%	77.4%
		Yield	5.0%	-	10.2%	7.1%

Other assets	37	Implied Yield	6.6%
		Term (years)	10 years

Credit derivative liabilities, net	(25)	Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(510)	CPR	0.9%	-	18.1%	8.8%
		CDR	1.3%	-	23.7%	5.1%
		Loss severity	60.0%	-	100.0%	77.4%
		Yield	5.0%	-	10.2%	5.6%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes several investments recorded in other invested assets with fair value of $5 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Surplus Note from Affiliate

The fair value of the surplus note issued by AGC to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of September 30, 2019		As of December 31, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Surplus note from affiliate	$300	$340	$300	$289
Other invested assets	1	2	1	2
Other assets (1)	61	61	92	92
Financial guaranty insurance contracts (2)	(1,363)	(1,971)	(1,697)	(2,507)
Other liabilities (1)	(8)	(8)	(8)	(7)
____________________

(1)
The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

7.    Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in other assets, was $56 million and $53 million as of September 30, 2019 and December 31, 2018, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Income from fixed-maturity securities managed by third parties	$34	$40	$107	$120
Income from internally managed securities	10	10	34	30
Interest income on Surplus note from affiliate	3	3	8	8
Gross investment income	47	53	149	158
Investment expenses	(2)	(1)	(4)	(4)
Net investment income	$45	$52	$145	$154

The table below presents the components of net realized investment gains (losses). Realized gains and losses on sales of investments are determined using the specific identification method.

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Gross realized gains on available-for-sale securities	$24	$4	$37	$16
Gross realized losses on available-for-sale securities	(1)	(2)	(3)	(5)
Net realized gains (losses) on other invested assets	—	—	—	(1)
Net impairment loss (1)	(12)	(8)	(31)	(17)
Net realized investment gains (losses)	$11	$(6)	$3	$(7)
____________________

(1)
Net impairment loss recognized in the statement of operations was mainly attributable to change in foreign exchange rates in Third Quarter 2019 and Third Quarter 2018. Net impairment loss for Nine Months 2019 and Nine Months 2018 was primarily attributable to change in foreign exchange rates and securities purchased for loss mitigation and other risk management purposes.

The proceeds from sales of fixed-maturity securities available-for-sale were $242 million in Third Quarter 2019, $209 million in Third Quarter 2018, $841 million in Nine Months 2019 and $396 million in Nine Months 2018.

In Nine Months 2019, the Company received $139 million of the COFINA Exchange Senior Bonds under financial guaranty contract settlement agreement. In Third Quarter 2019, the Company exchanged $44 million in COFINA taxable bonds for COFINA non-taxable bonds. These transactions were non-cash and are not shown in the investing cash flows in the condensed consolidated statements of cash flows. During Third Quarter 2019 the Company sold all of its COFINA Exchange Senior Bonds.

The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an other-than-temporary impairment (OTTI) and for which unrealized loss was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Balance, beginning of period	$181	$155	$169	$148
Additions for credit losses on securities for which an OTTI was previously recognized	—	1	13	8
Reductions for securities sold and other settlements	—	—	(1)	—
Balance, end of period	$181	$156	$181	$156

See Note 10, Investments and Cash, in the annual financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 19, 2019, filed with the SEC for a discussion of the accounting policy for evaluating investments for OTTI.

Investment Portfolio

As of September 30, 2019, the majority of the investment portfolio is managed by seven outside managers (including Wasmer, Schroeder & Company LLC, in which the Company has a minority interest). The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally permit its outside managers to purchase only a small amount of securities rated lower than BBB- by S&P or Baa3 by Moody’s, and then only those securities rated no lower than B by S&P or B2 by Moody’s and subject to certain other specific requirements. Additionally, the managed portfolio must maintain a minimum average rating of A+ by S&P or A1 by Moody's.

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio primarily consists of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) other alternative investments that the Company believes present an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities, at discounted prices. The Company also holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

Alternative investments include investing in both equity and debt securities as well as investments in investment managers. In February 2017 the Company agreed to purchase up to $100 million of limited partnership interests in a fund that invests in the equity of private equity managers of which $86 million of the commitment was not funded as of September 30, 2019.

In October 2019, AGM and MAC provided loans of $232.5 million to AGUS to help fund a portion of the BlueMountain Acquisition. In addition, the Company expects to invest a portion of its assets in BlueMountain-managed funds, CLOs and separately-managed accounts through AGAS, to which AGM and MAC contributed $325 million in October 2019. See Note 1, Business and Basis of Presentation -- Acquisition of BlueMountain.

Investment Portfolio
Carrying Value

	As of September 30, 2019	As of December 31, 2018
	(in millions)
Fixed-maturity securities (1):
Externally managed	$4,403	$4,890
Internally managed	421	452
Short-term investments	641	319
Surplus note from affiliate	300	300
Other invested assets-internally managed:
Alternative investments	29	25
Other	5	6
Total	$5,799	$5,992
____________________

(1)	8.0% and 8.3% of fixed-maturity securities are rated BIG as of September 30, 2019 and December 31, 2018, respectively.

The Company had no restricted cash as of September 30, 2019 and December 31, 2018.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of September 30, 2019

Security Type	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	43%	$2,286	$163	$—	$2,449	$11	AA-
U.S. government securities	1	38	4	—	42	—	AA+
Corporate securities	23	1,214	30	(26)	1,218	(5)	A
Mortgage-backed securities(4):
RMBS	8	431	20	(9)	442	3	BB
CMBS	4	212	9	—	221	—	AAA
Asset-backed securities	5	253	2	(1)	254	—	AA-
Non-U.S. government securities	4	210	—	(12)	198	—	AA
Total fixed-maturity securities	88	4,644	228	(48)	4,824	9	A+
Short-term investments	12	641	—	—	641	—	AAA
Total investment portfolio	100%	$5,285	$228	$(48)	$5,465	$9	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Security Type	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	50%	2,816	89	(7)	2,898	13	AA-
U.S. government securities	1	41	2	—	43	—	AA+
Corporate securities	20	1,117	8	(32)	1,093	(4)	A
Mortgage-backed securities(4):
RMBS	8	475	10	(26)	459	(14)	BB+
CMBS	5	278	2	(4)	276	—	AAA
Asset-backed securities	5	284	12	(2)	294	8	A+
Non-U.S. government securities	5	299	2	(22)	279	—	AA
Total fixed-maturity securities	94	5,310	125	(93)	5,342	3	A+
Short-term investments	6	319	—	—	319	—	AAA
Total investment portfolio	100%	5,629	125	(93)	5,661	3	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI).

(3)
Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio primarily consists of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 22% of mortgage backed securities as of September 30, 2019 and 27% as of December 31, 2018 based on fair value.

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$3	$—	$2	$—	$5	$—
U.S. government securities	4	—	4	—	8	—
Corporate securities	314	(8)	144	(18)	458	(26)
Mortgage-backed securities:
RMBS	5	—	160	(9)	165	(9)
CMBS	1	—	—	—	1	—
Asset-backed securities	21	—	116	(1)	137	(1)
Non-U.S. government securities	53	(2)	80	(10)	133	(12)
Total	$401	$(10)	$506	$(38)	$907	$(48)
Number of securities (1)		107		94		181
Number of securities with OTTI		9		6		15

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$85	$(1)	$289	$(6)	$374	$(7)
U.S. government securities	1	—	7	—	8	—
Corporate securities	478	(13)	183	(19)	661	(32)
Mortgage-backed securities:
RMBS	56	(2)	213	(24)	269	(26)
CMBS	69	(1)	84	(3)	153	(4)
Asset-backed securities	211	(2)	4	—	215	(2)
Non-U.S. government securities	83	(4)	99	(18)	182	(22)
Total	$983	$(23)	$879	$(70)	$1,862	$(93)
Number of securities (1)		256		260		500
Number of securities with OTTI (1)		5		15		18
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2019 and December 31, 2018, 24 and 32 securities, respectively, had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $23 million as of September 30, 2019 and $41 million as of December 31, 2018. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of September 30, 2019 and December 31, 2018 were yield-related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of September 30, 2019 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of September 30, 2019

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$168	$168
Due after one year through five years	1,037	1,034
Due after five years through 10 years	1,016	1,056
Due after 10 years	1,780	1,903
Mortgage-backed securities:
RMBS	431	442
CMBS	212	221
Total	$4,644	$4,824

Based on fair value, investments that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $11 million and $13 million, as of September 30, 2019 and December 31, 2018, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE as of September 30, 2019 and December 31, 2018 was $277 million and $257 million, respectively, based on fair value.

8.    Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations guaranteed by its insurance subsidiaries. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIE. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, AGM, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGM additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGM typically is not deemed to control a VIE; however, once a trigger event occurs, AGM's control of the VIE typically increases. AGM continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGM and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGM is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make AGM the control party have not been triggered, then the VIE is not consolidated. If AGM is deemed to no longer have those protective rights, the VIE is deconsolidated.

Consolidated FG VIEs

As of September 30, 2019 and December 31, 2018, the Company consolidated 22 and 23 FG VIEs, respectively. During Nine Months 2019, two FG VIE were deconsolidated and one FG VIE was consolidated. During Nine Months 2018, one FG VIE was deconsolidated. There were no new consolidations for Nine Months 2018.

The change in the ISCR of the FG VIEs’ assets held as of the end of the reporting period that was recorded in the condensed consolidated statements of operations were gains of $6 million and $1 million for Third Quarter 2019 and 2018, respectively, and $32 million and $2 million for Nine Months 2019 and 2018, respectively. To calculate ISCR, the change in the fair value of the FG VIEs’ assets is allocated between changes that are due to ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

	As of September 30, 2019	As of December 31, 2018
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs' assets	$250	$306
FG VIEs' liabilities with recourse	16	41
FG VIEs' liabilities without recourse	19	26
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	49	59
Unpaid principal for FG VIEs’ liabilities with recourse (1)	356	450
____________________

(1)	FG VIEs’ liabilities with recourse will mature at various dates ranging from 2019 to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the condensed consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of September 30, 2019		As of December 31, 2018
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$272	$297	$279	$308
U.S. RMBS second lien	43	42	87	101
Total with recourse	315	339	366	409
Without recourse	103	103	101	101
Total	$418	$442	$467	$510

The effect of consolidating FG VIEs includes (i) changes in fair value gains (losses) on FG VIEs’ assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIEs’ liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGM-insured FG VIEs’ debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Net earned premiums	$(1)	$(3)	$(15)	$(9)
Net investment income	(1)	(1)	(3)	(3)
Fair value gains (losses) on FG VIEs (1)	3	3	33	7
Loss and LAE	(3)	(2)	(12)	2
Effect on income before tax	(2)	(3)	3	(3)
Less: Tax provision (benefit)	—	(1)	1	(1)
Effect on net income (loss)	$(2)	$(2)	$2	$(2)

Effect on OCI	$—	$(2)	$(1)	$(1)

Effect on cash flows from operating activities	$2	$2	$1	$6
 ____________________

(1)
See condensed consolidated statements of comprehensive income and Note 12, Shareholder's Equity, for information on changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company's own credit risk.

The consolidation of FG VIEs increased shareholder's equity $10 million as of September 30, 2019 and $8 million as of December 31, 2018.

The primary driver of the gain during Third Quarter 2019 is due to price appreciation on FG VIEs assets. The primary driver of the gain during Nine Months 2019 was attributable to higher recoveries on second lien U.S. RMBS FG VIEs' assets. The primary driver of the gain during Third Quarter 2018 and Nine Months 2018 was improvement in the underlying collateral of the FG VIEs' assets.

Non-Consolidated VIEs

As described in Note 3, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately 16 thousand policies monitored as of September 30, 2019, approximately 15 thousand policies are not within the scope of Accounting Standards Codification 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of September 30, 2019 and December 31, 2018, the Company identified 66 and 77 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated 22 and 23 FG VIEs as of September 30, 2019 and December 31, 2018, respectively. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 3, Outstanding Exposure.

9.    Income Taxes

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, an indirect parent holding company. Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

For 2019 and 2018, AGM is taxed at the U.S. corporate income tax rate of 21% and its U.K subsidiaries are taxed at the corporate tax rate of 19% in U.K. Prior to the Combination discussed in Note 1, Business and Basis of Presentation, the Company's U.K. subsidiaries, AGE, AGUK and AGLN, were taxed at the corporate tax rate of 19% in the U.K. and CIFGE was taxed at 33.33% in France.

Provision for Income Taxes

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in loss reserves, fair value of its VIEs, and foreign exchange gains and losses which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2019. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Expected tax provision (benefit)	$17	$20	$61	$48
Tax-exempt interest	(3)	(4)	(9)	(12)
Taxes on reinsurance	5	1	8	1
Change in liability for uncertain tax positions	3	(7)	3	(13)
Effect of provision to tax return filing adjustment	(6)	(1)	(6)	(1)
Foreign taxes	4	—	6	—
Effect of adjustments to the provisional amounts as a result of 2017 Tax Cuts and Jobs Act	—	(2)	—	(2)
Other	(1)	(3)	(2)	(4)
Total provision (benefit) for income taxes	$19	$4	$61	$17
Effective tax rate	24.3%	3.9%	21.0%	7.3%

The expected tax provision (benefit) is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
U.S.	$92	$87	$292	$202
U.K. and other	(16)	7	(3)	29
Total	$76	$94	$289	$231

Revenue by Tax Jurisdiction

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
U.S.	$112	$119	$352	$323
U.K. and other	(13)	4	6	33
Total	$99	$123	$358	$356

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of September 30, 2019	As of December 31, 2018
	(in millions)
Deferred tax assets (liabilities)	$(14)	$47
Current tax assets (liabilities)	(75)	(44)
____________________

(1)	Included in other assets or other liabilities on the condensed consolidated balance sheets.

Valuation Allowance

The Company has $24 million of foreign tax credit (FTC) due to the 2017 Tax Cuts and Jobs Act for use against regular tax in future years. FTCs will begin to expire in 2020 and will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC of $24 million will not be utilized, and therefore, recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining net deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of September 30, 2019, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2016 to present and is currently under audit for the 2016 tax year. In December 2016, the IRS issued a Revenue Agent Report for the 2009 - 2012 audit period, which did not identify any material adjustments that were not already accounted for in prior periods. The 2013 and 2014 tax years closed in 2018. The Company's U.K. subsidiaries are not currently under examination and have open tax years of 2017 forward.

Uncertain Tax Positions

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.6 million for Nine Months 2019 and $0.8 million for the full year 2018. As of both September 30, 2019 and December 31, 2018, the Company has accrued $1 million of interest.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of September 30, 2019 and December 31, 2018 that would affect the effective tax rate, if recognized, was $14 million and $11 million, respectively.

10.    Reinsurance

The Company assumes a portion of an insured risk (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company's ceded contracts generally allow the Company to recapture ceded financial guaranty business after certain triggering events, such as reinsurer downgrades.

The Company has Assumed Business from its affiliate, AGC. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where AGC is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of AGC if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating. Upon termination due to one of the foregoing events, the Company may be required to return to AGC unearned premiums (net of any ceding commission) and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to its Assumed Business from AGC. In addition, in lieu of termination due to one of the aforementioned events, the Company may be obligated to increase the level of ceding commission paid.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the condensed consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Premiums Written:
Direct	$66	$50	$149	$176
Assumed	—	—	—	(1)
Ceded (1)	(24)	(16)	(39)	(41)
Net	$42	$34	$110	$134
Premiums Earned:
Direct	$78	$93	$225	$282
Assumed	5	7	15	22
Ceded (1)	(19)	(23)	(52)	(70)
Net	$64	$77	$188	$234
Loss and LAE:
Direct	$—	$13	$21	$43
Assumed	—	—	—	(1)
Ceded (1)	(9)	(13)	(47)	(6)
Net	$(9)	$—	$(26)	$36
 ____________________

(1)	Ceded amounts mainly consist of cessions to affiliates.

Ceded Reinsurance (1)

	As of September 30, 2019		As of December 31, 2018
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$98	$6	$105	$11
Ceded expected loss to be recovered (paid)	65	14	107	14
Ceded unearned premium reserve	686	14	682	32
Ceded par outstanding (2)	55,615	767	54,249	1,906
____________________

(1)
The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of September 30, 2019 and December 31, 2018 was approximately $1.0 billion and $1.3 billion, respectively. The collateral excludes amounts posted by AGM for the benefit of AGE.

(2)
Of the total par ceded to unrated or BIG rated reinsurers, $224 million and $236 million is rated BIG as of September 30, 2019 and December 31, 2018, respectively. Of the total ceded par to affiliates, $1,325 million and $1,470 million is rated BIG as of September 30, 2019 and December 31, 2018, respectively.

Commutations

Commutations of Ceded Reinsurance Contracts

	Third Quarter		Nine Months
	2019	2018	2019	2018
	(in millions)
Increase in net unearned premium reserve	$—	$4	$15	$64
Increase in net par outstanding	—	224	1,069	1,457
Commutation gains (losses)	—	1	1	(16)

Excess of Loss Reinsurance Facility

Effective January 1, 2018, AGC, AGM and MAC entered into a $400 million aggregate excess of loss reinsurance facility of which $180 million was placed with an unaffiliated reinsurer. This facility covers losses occurring either from January 1, 2018 through December 31, 2024, or January 1, 2019 through December 31, 2025, at the option of AGC, AGM and MAC. It terminates on January 1, 2020, unless AGC, AGM and MAC choose to extend it. It covers certain U.S. public finance exposures insured or reinsured by AGC, AGM and MAC as of September 30, 2017, excluding exposures that were rated below investment grade as of December 31, 2017 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the exposures excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $0.8 billion in the aggregate. The facility covers a portion of the next $400 million of losses, with the reinsurer assuming $180 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $220 million. The reinsurer is required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are each obligated to pay the reinsurer its share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $3.2 million of premiums (of which AGM and MAC paid approximately $2.8 million) in 2018 for the term January 1, 2018 through December 31, 2018 and approximately $3.2 million of premiums (of which AGM and MAC paid approximately $2.8 million) in 2019 for the term January 1, 2019 through December 31, 2019.

11.    Commitments and Contingencies

Leases

AGM and AGE are party to various non-cancelable lease agreements. The largest lease relates to approximately 103,500 square feet of office space in New York City, which expires in 2032. Subject to certain conditions, the Company has an option to renew this lease for an additional five years at a fair market rent. The Company also has leases for additional office space in several other locations which expire at various dates through 2029.

Effective January 1, 2019, the Company adopted Topic 842, which requires the establishment of a right-of-use (ROU) asset and a lease liability on the balance sheet for operating leases. All of the Company’s leases are classified as operating leases; however, the Company made an accounting policy election not to apply the recognition requirements of Topic 842 to short-term leases with an initial term of 12 months or less. At the inception of a lease the total payments under a lease agreement are discounted utilizing an incremental borrowing rate that represents the Company’s collateralized borrowing rate. The rate was determined based on the remaining lease term as of the date of adoption. The Company does not include its renewal options in calculating the lease liability.

Operating lease expense is recognized on a straight-line basis over the lease term. Actual costs incurred related to non-lease components (i.e., common area maintenance, real estate taxes, building insurance and other operating expenses) for all the Company’s office leases are recorded as a variable lease expense in the period incurred.

The Company elected the package of practical expedients, which permits organizations not to reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification of expired or existing leases and (iii) initial direct costs for existing leases. The Company also elected the practical expedient to account for all lease components and their associated non-lease components as a single lease component and has allocated all of the contract consideration across lease components.

Upon adoption, the Company recognized lease liabilities of approximately $93 million (recorded in other liabilities) and ROU assets of approximately $67 million (recorded in other assets), and derecognized existing deferred rent and lease incentive liabilities of approximately $26 million, resulting in no cumulative-effect adjustment to retained earnings.

As of September 30, 2019, the ROU assets were $64 million and the lease liabilities were $89 million.

Components of Lease Expense

	Third Quarter 2019	Nine Months 2019
	(in millions)
Lease cost (1)	$1	$3
Cash paid for amounts included in the measurement of lease liabilities	2	6
 ____________________
(1)    Variable and short-term lease costs are de minimis.

As of September 30, 2019, operating leases had a weighted average remaining lease term of 12.1 years and were discounted at a weighted average rate of 3.0%.

Future Minimum Rental Payments

As of September 30, 2019
Year	(in millions)
2019 (remaining three months)	$2
2020	8
2021	8
2022	8
2023	9
Thereafter	71
Total lease payments (1)	106
Less: imputed interest	17
Total operating lease liabilities	$89
 ____________________

(1)
At December 31, 2018, future lease payments were $9 million, $9 million, $8 million, $9 million, and $9 million for 2019 through 2023, respectively, and $69 million in aggregate for all years thereafter.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 3, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

AGM also receives subpoenas duces tecum and interrogatories from regulators from time to time.

12.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2019

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, June 30, 2019	$121	$12	$(25)	$(25)	$83
Other comprehensive income (loss) before reclassifications	19	(17)	—	—	2
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	24	(12)	—	—	12
Fair value gains (losses) on FG VIEs	—	—	(1)	—	(1)
Tax (provision) benefit	(5)	—	—	—	(5)
Total amount reclassified from AOCI, net of tax	19	(12)	(1)	—	6
Net current period other comprehensive income (loss)	—	(5)	1	—	(4)
Less: Other comprehensive income (loss) attributable to non-controlling interest	—	—	—	—	—
Balance, September 30, 2019	$121	$7	$(24)	$(25)	$79

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, June 30, 2018	$42	$1	$(27)	$(20)	$(4)
Other comprehensive income (loss) before reclassifications	(36)	(6)	(3)	(2)	(47)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	2	(8)	—	—	(6)
Fair value gains (losses) on FG VIEs	—	—	(1)	—	(1)
Tax (provision) benefit	(1)	1	—	—	—
Total amount reclassified from AOCI, net of tax	1	(7)	(1)	—	(7)
Net current period other comprehensive income (loss)	(37)	1	(2)	(2)	(40)
Less: Other comprehensive income (loss) attributable to non-controlling interest	(1)	—	—	—	(1)
Balance, September 30, 2018	$6	$2	$(29)	$(22)	$(43)

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2019

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2018	$14	$2	$(28)	$(25)	$(37)
Other comprehensive income (loss) before reclassifications	140	(21)	(4)	—	115
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	34	(30)	—	—	4
Net investment income	—	2	—	—	2
Fair value gains (losses) on FG VIEs	—	—	(10)	—	(10)
Tax (provision) benefit	(6)	2	2	—	(2)
Total amount reclassified from AOCI, net of tax	28	(26)	(8)	—	(6)
Net current period other comprehensive income (loss)	112	5	4	—	121
Less: Other comprehensive income (loss) attributable to non-controlling interest	5	—	—	—	5
Balance, September 30, 2019	$121	$7	$(24)	$(25)	$79

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2017	$135	$(1)	$—	$(16)	$118
Effect of adoption of ASU 2016-01 (1)	1	—	(28)	—	(27)
Other comprehensive income (loss) before reclassifications	(126)	(11)	(5)	(6)	(148)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	10	(16)	—	—	(6)
Fair value gains (losses) on FG VIEs	—	—	(5)	—	(5)
Tax (provision) benefit	(1)	2	1	—	2
Total amount reclassified from AOCI, net of tax	9	(14)	(4)	—	(9)
Net current period other comprehensive income (loss)	(135)	3	(1)	(6)	(139)
Less: Other comprehensive income (loss) attributable to non-controlling interest	(5)	—	—	—	(5)
Balance, September 30, 2018	$6	$2	$(29)	$(22)	$(43)
____________________

(1)
On January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in a cumulative-effect reclassification of a $27 million loss, net of tax, from retained earnings to AOCI.

Dividends

In the fourth quarter of 2019 AGM declared $33 million in dividends.

In March 2019, MAC received approval from the New York State Department of Financial Services to dividend to MAC Holdings $100 million in 2019, an amount that exceeded the dividend capacity that was available for distribution without regulatory approval. MAC distributed a $100 million dividend to MAC Holdings in the second quarter of 2019. No further dividends are available for MAC to distribute in 2019 without approval from the New York State Department of Financial Services.

13.	Subsequent Events

Subsequent events have been considered through November 22, 2019, the date on which these financial statements were issued.